UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 26, 2005

SBS Technologies, Inc.
(Exact name of registrant as specified in charter)

New Mexico (State or other jurisdiction of incorporation)	1-10981 (Commission File Number)	85-0359415 (I.R.S. Employer Identification No.)

2400 Louisiana Blvd., NE AFC Bldg. 5-600
Albuquerque, New Mexico 87110
(Address of principal executive offices) (Zip code)

(505) 875-0600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share Based Payment (SFAS 123R). SFAS 123R requires companies to recognize the grant-date fair value of stock options issued to employees as an expense in the income statement.  SBS Technologies, Inc. currently applies the intrinsic- value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related interpretations, to account for its fixed plan stock options; therefore, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

In response to SFAS 123R, on April 21, 2005, the Board of Directors of SBS approved the acceleration of the vesting of all outstanding unvested stock options with an exercise price greater than $9.22 (the Acceleration). The Acceleration was effective for all such options outstanding on April 21, 2005, all of which were granted by the Company when the accounting rules permitted use of the intrinsic-value method of accounting for stock options. All of the other terms and conditions applicable to such outstanding stock option grants still apply. No other SBS stock grants were affected.

SBS' decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded subsequent to the effective date of SFAS 123R on July 1, 2005 in connection with outstanding unvested stock options issued to employees. As a result of the Acceleration, options to purchase approximately 1.3 million shares of SBS' common stock became immediately exercisable, of which approximately 345,000 are held by executive officers and directors.

The following table summarizes significant option groups outstanding and exercisable immediately prior to the Acceleration and the number of stock options accelerated in each group:
Range of Exercise Prices	Options Outstanding prior to 4/21/2005	Options Exercisable prior to 4/21/2005	Options Unvested prior to 4/21/2005	Options Subject to Acceleration
$ 5.44 - $ 9.00	205,784	88,450	117,334	-
$ 9.34 - $12.31	902,274	617,423	284,851	284,851
$12.42 - $13.00	674,600	178,000	496,600	496,600
$13.03 - $15.75	988,656	470,849	517,807	517,807
$16.24 - $36.13	625,300	625,300	-	-
	3,396,614	1,980,022	1,416,592	1,299,258

The following table summarizes outstanding stock options held by executive officers which were subject to the Acceleration and became immediately exercisable on April 21, 2005.
Name	Position	Options Subject to Acceleration
Clarence W. Peckham	Chief Executive Officer	75,000
David H. Greig	President and Chief Operating Officer	70,000
James E. Dixon, Jr.	Executive Vice President and Chief Financial Officer	80,000
Bruce E. Castle	Vice President, General Counsel & Secretary	18,750

Under APB 25, the Acceleration will not result in recognition of stock-based compensation expense because the exercise price for all stock options subject to the Acceleration was in excess of the then current market price. Also, due to the Acceleration, SBS will not recognize future compensation expense totaling approximately $2.5 million in fiscal years ending June 30, 2006 and beyond (estimated using the Black-Scholes fair value model). The stock-based compensation expense which otherwise would have been reported in future periods, will be reported in the Company's fiscal year ended June 30, 2005 financial statements in the pro forma footnote disclosures, as permitted under the provisions of SFAS 123 prior to its revision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBS TECHNOLOGIES, INC.

	By:	/S/ James E. Dixon Jr.
James E. Dixon, Jr.
Executive Vice President, Chief Financial Officer, and Treasurer

Dated: April 26, 2005